Exhibit 99.1

Quality Distribution, Inc. Announces Third Quarter 2012 Results

— Quality Reports Third Quarter Revenue of $222.1 million —

— Company Earns Third Quarter 2012 Net Income of $0.32 per Diluted Share —

— Q3 2012 Adjusted Net Income of $0.17 per Diluted Share —

— Third Quarter Adjusted EBITDA Up 14.5% vs. Prior-Year Period —

TAMPA, FL – November 6, 2012 – Quality Distribution, Inc. (NASDAQ: QLTY) (“Quality” or the “Company”), a North American logistics and transportation provider with market leading businesses, today reported net income of $8.9 million, or $0.32 per diluted share, for the third quarter ended September 30, 2012, compared to net income of $6.2 million, or $0.25 per diluted share, in the third quarter ended September 30, 2011. Net income for the third quarter of 2012 included a $4.9 million non-cash benefit from releasing a portion of the Company’s deferred tax valuation allowance.

Adjusted net income for the third quarter of 2012 was $4.8 million, or $0.17 per diluted share, compared to adjusted net income of $4.9 million, or $0.20 per diluted share, for the same quarter in 2011. Both periods are calculated by applying a normalized tax rate of 39% and excluding other items not considered part of regular operating activities.

Adjusted pre-tax income for the third quarter of 2012 included $3.5 million of costs related to the following: the previously disclosed termination of an independent affiliate relationship ($3.0 million), recent acquisition activity ($0.4 million), and severance charges ($0.1 million). Adjusted net income for the same period last year was derived by excluding debt issuance write-off costs of $1.4 million. A reconciliation of net income to adjusted net income is included in the attached financial exhibits.

“Our third quarter proved to be a real challenge, with the highly unusual circumstance whereby all three of our segments reported lower than expected results. Based on what we see today, especially with the impact of Hurricane Sandy in the Northeast, our fourth quarter will be equally challenging,” said Gary Enzor, Chief Executive Officer. “Despite these issues, we anticipate improved year-over-year performance in all of our segments in 2013. Given that we now have an excellent footprint in the energy space, our plans over the near-term are to optimize our existing and recently acquired operations, as well as generate free cash flow to reduce debt.”

Third Quarter Consolidated Results

Total revenue for the third quarter of 2012 was $222.1 million, an increase of 11.4% versus the same quarter last year. Excluding fuel surcharges, revenue for the third quarter of 2012 increased 13.3% compared to the prior-year period. This revenue improvement was driven primarily by a $19.5 million increase from the Energy Logistics business, $2.5 million of growth from Intermodal, and a $0.5 million increase from the Chemical Logistics business.

Operating income for the third quarter of 2012 was $11.6 million, a decrease of $3.7 million versus the prior-year period, driven primarily by the aforementioned independent affiliate conversion. Adjusting for this conversion, and the acquisition and severance costs mentioned above, third quarter 2012 operating income would have been approximately $15.2 million, or flat versus the prior-year third quarter. Operating margin declined primarily as a result of higher equipment lease expense and lower asset utilization within the Chemical and Energy segments, as well as higher depreciation and amortization expenses from the Company’s recent asset acquisitions.

Adjusted EBITDA for the third quarter of 2012 was $22.2 million, up 14.5% compared to the third quarter of 2011, driven primarily by income from Energy Logistics acquisitions consummated in 2012. A reconciliation of net income to adjusted EBITDA is included in the attached financial exhibits.

Third Quarter Segment Results

Chemical Logistics

Revenues in the Chemical Logistics segment were $151.4 million in the third quarter of 2012, which was up slightly versus the third quarter of 2011. Excluding fuel surcharges, revenues increased $0.5 million. The Company believes that the leadership team within this segment was successful in protecting most of the revenue related to the affiliate conversion, and expects to gain revenue following the transition in the coming quarters.

Operating income in the Chemical Logistics segment was $6.9 million, which was down $2.9 million versus the comparable prior-year period, primarily due to approximately $1.7 million of affiliate conversion, acquisition and severance charges. After adjusting for these charges, operating income was down $1.2 million, primarily related to higher equipment lease expense and lower asset utilization primarily in the Northeast region of the U.S.

Intermodal

Revenues in the Intermodal segment were $32.2 million, up $2.6 million or 8.8% versus the prior-year period. Excluding fuel surcharges, revenues increased 9.6% primarily due to continued higher demand for ISO container shipments, as well as the positive effects of the Greensville acquisition.

Operating income in the Intermodal segment was $3.4 million, down $1.3 million versus the prior-period. This quarter-over-quarter decline was primarily due to higher than expected equipment repair costs, increased overtime charges, and medical benefit expenses. These third quarter impacts represent temporary items that are expected to improve going forward.

Energy Logistics

Revenues in the Energy Logistics segment were $38.5 million, up $19.8 million versus the prior year period. Revenue increases from the recent acquisitions of Bice, Trojan and Dunn’s were partially offset by a steep decline in drilling activity from the Marcellus shale region. The decline in Marcellus revenue was driven primarily by lower natural gas prices, and partly by the independent affiliate conversion.

Operating income in the Energy Logistics segment was $1.4 million, an increase of $0.4 million versus the prior year period as significant affiliate conversion costs nearly offset higher income from acquisitions. Excluding $1.8 million of affiliate conversion costs, operating income increased $2.3 million, driven by higher margins from the acquisitions. Operating margins were also adversely impacted by $2.1 million of increased depreciation and amortization expenses resulting from asset purchase accounting allocations and lower utilization. Excluding the previously mentioned affiliate conversion costs, EBITDA from the Energy Logistics segment for the third quarter was $5.6 million, up $4.4 million versus the prior-year period.

Summary

“This quarter was well below expectations as we encountered headwinds that adversely impacted the performance within each of our business segments,” said Gary Enzor, Chief Executive Officer. “However, we did achieve positive year-over-year revenue in our Chemical Logistics business, representing a significant improvement versus our last several quarters. We also recently finalized the affiliate transition that caused a strain on resources and profitability during the last several months.”

Significant Recent Transactions

Due to financial and operational difficulties encountered by one of our larger independent affiliates, the Company terminated its business relationship with this independent affiliate during the third quarter of 2012. This independent affiliate operated eight terminals within the Chemical Logistics segment and one terminal within the Energy Logistics segment. Four Chemical Logistics terminals were transitioned to other independent affiliates, with the remaining terminals transitioned to company operations. During this transition, operating results for the third quarter of 2012 were adversely impacted by $3.0 million of greater than expected operating costs and reduced profitability.

Despite costs associated with the independent affiliate transition, Quality and certain other independent affiliates provided a smooth conversion of the business and retained the majority of the revenue. In connection with the business transition, on October 17, 2012 Quality acquired certain operating assets from this independent affiliate for approximately $17.1 million in cash. The Company expects to incur a moderate amount of additional expense in the fourth quarter related to the independent affiliate transition.

On August 1, 2012, the Company completed the acquisition of the operating assets of Dunn’s Tank Services, Inc., and the operating assets and rights of Nassau Disposal, Inc. (collectively “Dunn’s”), for aggregate cash consideration of $34.3 million. Potential additional consideration of $3.6 million may be paid in cash, subject to Dunn’s achieving certain future operating and financial performance criteria. Dunn’s has trucking operations in both the Woodford and Utica shale, including two operating salt-water disposal wells in Oklahoma.

In June 2012, the Company acquired the operating assets of Wylie Bice Trucking, LLC and the operating assets and rights of RM Resources, LLC, (collectively “Bice”) for aggregate consideration of $81.4 million, plus additional contingent consideration of $19.0 million, subject to Bice achieving certain future operating and financial performance criteria. In April 2012, the Company acquired the operating assets of Trojan Vacuum Services (“Trojan”) for cash consideration of $8.7 million, plus additional contingent consideration of $1.0 million, subject to Trojan achieving certain future operating and financial performance criteria.

In conjunction with these various transactions, the Company incurred acquisition-related costs of approximately $3.0 million during the first half of 2012 and $0.4 million during the third quarter of 2012, which are included within selling and administrative expenses. The Company’s results for the third quarter of 2012 include three months of operating results from Bice and Trojan and two months of operating results from Dunn’s. Results for the third quarter of 2011 do not include any of these operating results.

Balance Sheet and Cash Flow

On September 27, 2012, the Company increased the maximum borrowing capacity of its ABL Facility from $250 million to $350 million, utilizing the facility’s accordion feature. Substantially all other terms remain unchanged, and the Company’s immediate borrowing availability did not change as a result of the increase in capacity. Borrowing availability under the Company’s ABL Facility was $68.4 million at September 30, 2012, a decrease of $13.9 million versus December 31, 2011 availability of $82.3 million. During the first quarter of 2012, net proceeds from the Company’s sale of common stock were used to repay outstanding borrowings on the ABL Facility, and during the second and third quarters of 2012, borrowings were utilized primarily to fund the Trojan, Bice, and Dunn’s acquisitions. The Company expects to have sufficient borrowing availability under its ABL Facility to support its on-going operations following the previously mentioned acquisitions.

Operating cash flows for the quarter ended September 30, 2012 were $5.2 million, compared with $12.8 million in the quarter ended September 30, 2011. The decline was primarily due to the expected increase in working capital requirements from the growing Energy Logistics business. Net capital expenditures for the quarter ended September 30, 2012 were $9.0 million, most of which were targeted to growth opportunities.

“Our Bice and Dunn’s acquisitions have gotten off to a slower start than we had originally expected, as lower commodity pricing for natural gas and oil reduced drilling activity, thereby negatively impacting demand for transportation services primarily in the Bakken and Woodford shale regions. We also made significant capital investments and lease commitments for tractor and trailer assets in anticipation of higher levels of demand, which have not yet materialized and in turn hurt near-term productivity and profitability,” said Joe Troy, Chief Financial Officer.

Mr. Troy continued, “During the remainder of this year and into 2013, we will focus our efforts on asset utilization across each business unit, reposition assets into areas with the greatest growth potential and rationalize our fleet where warranted. We feel confident that each of our business units is taking the necessary actions to improve profitability, and the Company is well positioned to reduce leverage and generate improved earnings and free cash flow in 2013.”

Quality will host a conference call for investors to discuss these results on Wednesday, November 7, 2012 at 10:00 a.m. Eastern Time. The toll free dial-in number is 888-206-4913; the toll number is 913-312-0823; the passcode is 6526348. A replay of the call will be available through December 8, 2012, by dialing 888-203-1112; passcode: 6526348. A webcast of the conference call may be accessed in the Investor Relations section of Quality’s website at www.qualitydistribution.com. Copies of this earnings release and other financial information about Quality may also be accessed in the Investor Relations section of Quality’s website. The Company regularly posts or otherwise makes available information within the Investor Relations section that may be important to investors.

About Quality

Headquartered in Tampa, Florida, Quality operates the largest chemical bulk logistics network in North America through its wholly-owned subsidiary, Quality Carriers, Inc., and is the largest North American provider of intermodal tank container and depot services through its wholly-owned subsidiary, Boasso America Corporation. Quality also provides logistics and transportation services to the unconventional oil and gas industry including crude oil, proppant sand, fresh water, and production fluids, through its wholly-owned subsidiaries QC Energy Resources, Inc. and QC Environmental Services, Inc. Quality’s

network of independent affiliates and independent owner-operators provides nationwide bulk transportation and related services. Quality is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This press release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Forward-looking information is any statement other than a statement of historical fact. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, risks and uncertainties regarding forward-looking statements include (1) the effect of local, national and international economic, credit and capital market conditions on the economy in general, on our ability to obtain desired debt financing and on the particular industries in which we operate, including excess capacity in the industry, the availability of qualified drivers, changes in fuel and insurance prices, interest rate fluctuations, and downturns in customers’ business cycles and shipping requirements; (2) our substantial leverage and our ability to make required payments and comply with restrictions contained in our debt arrangements or to otherwise generate sufficient cash flow from operations or borrowing under our ABL Facility to fund our liquidity needs; (3) competition and rate fluctuations, including fluctuations in prices and demand for commodities such as natural gas and oil; (4) our reliance on independent affiliates and independent owner-operators; (5) a shift away from or slowdown in production in the shale regions in which we have energy logistics operations; (6) our liability as a self-insurer to the extent of our deductibles as well as changing conditions and pricing in the insurance marketplace; (7) increased unionization, which could increase our operating costs or constrain operating flexibility; (8) changes in the future to, or our inability to comply with, governmental regulations and legislative changes affecting the transportation industry generally or in the particular segments in which we operate;(9) federal and state legislative and regulatory initiatives, which could result in increased costs and additional operating restrictions upon us or our oil and gas frac shale energy customers; (10) the use of disposal wells and other disposal sites in our energy logistics business; (11) our ability to comply with current and future environmental regulations and the increasing costs relating to environmental compliance; (12) potential disruptions at U.S. ports of entry; (13) diesel fuel prices and our ability to recover costs through fuel surcharges; (14) our ability to attract and retain qualified drivers;(15) terrorist attacks and the cost of complying with existing and future anti-terrorism security measures; (16) our dependence on senior management; (17) the potential loss of our ability to use net operating losses to offset future income; (18) potential future impairment charges; (19) the interests of our largest shareholder, which may conflict with your or our interests; (20) our ability to successfully identify acquisition opportunities, consummate such acquisitions and successfully integrate acquired businesses and converted affiliates and achieve the anticipated benefits and synergies of acquisitions and conversions, the effects of the acquisitions and conversions on the acquired businesses’ existing relationships with customers, governmental entities, affiliates, owner-operators and employees, and the impact that acquisitions and conversions could have on our future financial results and business performance and other future conditions in the market and industry from the acquired businesses; (21) our ability to execute plans to profitably operate in the transportation business and disposal well business within the energy logistics market; (22) our success in entering new markets; (23) adverse weather conditions; (24) our liability for our proportionate share of unfunded vested benefit liabilities, particularly in the event of our withdrawal from any of our multi-employer pension plans; and (25) changes in planned or actual capital expenditures due to operating needs, changes in regulation, covenants in our debt arrangements and other expenses, including interest expenses. Readers are urged to carefully review and consider the various disclosures regarding these and other risks and uncertainties, including but not limited to risk factors contained in Quality Distribution, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Reports on Form 10-Q, as well as other reports filed with the Securities and Exchange Commission. Quality disclaims any obligation to update any forward-looking statement, whether as a result of developments occurring after the date of this release or for any other reasons.

Contact:	Joseph J. Troy
Executive Vice President and Chief Financial Officer
800-282-2031 ext. 7195

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In 000’s) Except Per Share Data

Unaudited

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011

OPERATING REVENUES:
Transportation	$160,079	$140,974	$443,804	$395,052
Service revenue	31,550	28,138	89,569	82,518
Fuel surcharge	30,449	30,186	93,353	89,631

Total operating revenues	222,078	199,298	626,726	567,201

OPERATING EXPENSES:
Purchased transportation	143,036	142,023	417,222	400,437
Compensation	22,522	15,014	57,669	45,412
Fuel, supplies and maintenance	24,085	13,114	56,996	36,556
Depreciation and amortization	6,039	3,600	14,452	10,470
Selling and administrative	8,258	5,910	24,857	15,945
Insurance costs	4,374	3,316	11,732	11,541
Taxes and licenses	807	638	2,179	1,737
Communications and utilities	980	595	2,724	2,054
Loss (gain) on disposal of property and equipment	360	(198)	(4)	(848)
Restructuring credit	—	—	—	(521)

Total operating expenses	210,461	184,012	587,827	522,783

Operating income	11,617	15,286	38,899	44,418

Interest expense	7,673	7,096	22,042	22,218
Interest income	(194)	(117)	(602)	(434)
Write-off of debt issuance costs	—	1,395	—	3,181
Other (income) expense	(112)	257	(276)	250

Income before income taxes	4,250	6,655	17,735	19,203
(Benefit from) provision for income taxes	(4,613)	468	(26,632)	1,248

Net income	$8,863	$6,187	$44,367	$17,955

PER SHARE DATA:
Net income per common share
Basic	$0.32	$0.26	$1.69	$0.78

Diluted	$0.32	$0.25	$1.64	$0.74

Weighted average number of shares
Basic	27,368	23,372	26,243	22,942
Diluted	28,089	24,643	27,057	24,255

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In 000’s)

Unaudited

	September 30, 2012	December 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	$2,928	$4,053
Accounts receivable, net	125,080	90,567
Prepaid expenses	13,805	7,849
Deferred tax asset	8,738	4,048
Other current assets	10,380	3,858

Total current assets	160,931	110,375
Property and equipment, net	179,782	125,892
Goodwill	102,320	31,344
Intangibles, net	38,752	18,471
Non-current deferred tax asset	18,682	—
Other assets	12,584	16,313

Total assets	$513,051	$302,395

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Current maturities of indebtedness	$4,264	$4,139
Current maturities of capital lease obligations	4,507	5,261
Accounts payable	13,301	7,571
Independent affiliates and independent owner-operators payable	18,601	9,795
Accrued expenses	46,710	25,327
Environmental liabilities	4,740	3,878
Accrued loss and damage claims	6,806	8,614

Total current liabilities	98,929	64,585

Long-term indebtedness, less current maturities	393,721	293,823
Capital lease obligations, less current maturities	2,629	3,840
Environmental liabilities	4,513	6,222
Accrued loss and damage claims	8,977	9,768
Other non-current liabilities	24,026	30,342

Total liabilities	532,795	408,580

SHAREHOLDERS’ DEFICIT
Common stock	436,222	393,859
Treasury stock	(1,944)	(1,878)
Accumulated deficit	(234,176)	(278,543)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(30,282)	(31,381)
Stock purchase warrants	25	1,347

Total shareholders’ deficit	(19,744)	(106,185)

Total liabilities and shareholders’ deficit	$513,051	$302,395

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

SEGMENT OPERATING RESULTS

(In 000’s)

Unaudited

The Company has three reportable business segments for financial reporting purposes that are distinguished primarily on the basis of services offered:

•	Chemical Logistics, which consists of the transportation of bulk chemicals primarily through a network of 28 independent affiliates, and equipment rental income;

•

Energy Logistics, which consists primarily of the transportation of fresh water, disposal water, proppant sand and crude oil for the unconventional oil and gas frac shale energy markets, primarily through company-operated terminals and one independent affiliate; and

•	Intermodal, which consists of Boasso’s intermodal ISO tank container transportation and depot services supporting the international movement of bulk liquids.

	Three Months Ended September 30, 2012
	Chemical Logistics** (a)	Energy Logistics (b)	Intermodal	Total
Operating Revenues:
Transportation	$107,773	$35,144	$17,162	$160,079
Service revenue	17,414	3,043	11,093	31,550
Fuel surcharge	26,252	299	3,898	30,449

Total operating revenues	$151,439	$38,486	$32,153	$222,078

Segment revenue % of total revenue	68.2%	17.3%	14.5%	100.0%
Segment operating income*	$9,718	$4,041	$4,257	$18,016
Depreciation and amortization	2,795	2,359	885	6,039
Other expense (income)	68	302	(10)	360

Operating income	$6,855	$1,380	$3,382	$11,617

	Three Months Ended September 30, 2011
	Chemical Logistics **	Energy Logistics	Intermodal	Total
Operating Revenues:
Transportation	$107,693	$18,341	$14,940	$140,974
Service revenue	16,981	306	10,851	28,138
Fuel surcharge	26,428	—	3,758	30,186

Total operating revenues	$151,102	$18,647	$29,549	$199,298

Segment revenue % of total revenue	75.8%	9.4%	14.8%	100.0%
Segment operating income*	$12,080	$1,224	$5,384	$18,688
Depreciation and amortization	2,518	287	795	3,600
Other income	(145)	—	(53)	(198)

Operating income	$9,707	$937	$4,642	$15,286

(a)	Operating income in the Chemical Logistics segment during the three-month period ended September 30, 2012 includes $1.7 million of costs associated with the independent affiliate conversion, acquisition and severance costs.
(b)	Operating income in the Energy Logistics segment during the three-month period ended September 30, 2012 includes $1.8 million of costs associated with the independent affiliate conversion.

	Nine Months Ended September 30, 2012
	Chemical Logistics ** (x)	Energy Logistics (y)	Intermodal	Total
Operating Revenues:
Transportation	$321,355	$70,122	$52,327	$443,804
Service revenue	50,307	5,174	34,088	89,569
Fuel surcharge	79,944	625	12,784	93,353

Total operating revenues	$451,606	$75,921	$99,199	$626,726

Segment revenue % of total revenue	72.1%	12.1%	15.8%	100.0%
Segment operating income*	$29,694	$9,037	$14,616	$53,347
Depreciation and amortization	8,229	3,623	2,600	14,452
Other (income) expense	(276)	324	(52)	(4)

Operating income	$21,741	$5,090	$12,068	$38,899

	Nine Months Ended September 30, 2011
	Chemical Logistics **	Energy Logistics	Intermodal	Total
Operating Revenues:
Transportation	$330,623	$20,333	$44,096	$395,052
Service revenue	50,567	383	31,568	82,518
Fuel surcharge	79,079	—	10,552	89,631

Total operating revenues	$460,269	$20,716	$86,216	$567,201

Segment revenue % of total revenue	81.1%	3.7%	15.2%	100.0%
Segment operating income*	$37,195	$1,542	$14,782	$53,519
Depreciation and amortization	7,750	328	2,392	10,470
Other income	(1,346)	—	(23)	(1,369)

Operating income	$30,791	$1,214	$12,413	$44,418

(x)	Operating income in the Chemical Logistics segment during the nine-month period ended September 30, 2012 includes $6.3 million of costs associated with the independent affiliate conversion, acquisition and severance costs and legal and claims settlement expenses.
(y)	Operating income in the Energy Logistics segment during the nine-month period ended September 30, 2012 includes $1.8 million of costs associated with the independent affiliate conversion.
*	Segment operating income reported in the business segment tables above excludes amounts such as depreciation and amortization, gains and losses on disposal of property and equipment and restructuring costs.
**	Most corporate and shared services overhead costs, including acquisition costs, are included in the Chemical Logistics segment.

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME, EBITDA AND ADJUSTED EBITDA AND RECONCILIATION OF NET INCOME PER SHARE TO ADJUSTED NET INCOME PER SHARE

For the Three Months and Nine Months Ended September 30, 2012 and 2011

(In 000’s)

Unaudited

Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under United States Generally Accepted Accounting Principles (“GAAP”). Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA are presented herein because they are important metrics used by management to evaluate and understand the performance of the ongoing operations of Quality’s business. For Adjusted Net Income, management uses a 39% tax rate for calculating the provision for income taxes to normalize Quality’s tax rate to that of competitors, and to compare Quality’s reporting periods with different effective tax rates. In addition, in arriving at Adjusted Net Income and Adjusted Net Income per Share, the Company adjusts for significant items that are not part of regular operating activities. These adjustments include acquisition costs, severance and lease termination costs, unusual legal and claims settlements, independent affiliate conversion costs, restructuring credits and the write-off of debt issuance costs.

EBITDA is a component of the measure used by Quality’s management to facilitate internal comparisons to competitors’ results and the bulk transportation, chemical and energy logistics and intermodal industries in general. We believe that financial information based on GAAP for businesses, such as Quality’s, should be supplemented by EBITDA so investors better understand the financial information in connection with their evaluation of the Company’s business. This measure addresses variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Accordingly, EBITDA allows analysts, investors and other interested parties in the bulk transportation, logistics and intermodal industries to facilitate company-to-company comparisons by eliminating some of the foregoing variations. EBITDA as used herein may not, however, be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. To calculate EBITDA, Net Income is adjusted for provision for (benefit from) income tax, depreciation and amortization and net interest expense. To calculate Adjusted EBITDA, we calculate EBITDA from Net Income, which is then further adjusted for items that are not part of regular operating activities, including acquisition costs, severance and lease termination costs, unusual legal and claims settlements, independent affiliate conversion costs, restructuring credits and the write-off of debt issuance costs, and other non-cash items such as non-cash stock-based compensation. Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for the consolidated statements of operations prepared in accordance with GAAP, or as an indication of Quality’s operating performance or liquidity.

Net Income Reconciliation:	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011

Net income	$8,863	$6,187	$44,367	$17,955

Net income per common share:
Basic	$0.32	$0.26	$1.69	$0.78

Diluted	$0.32	$0.25	$1.64	$0.74

Weighted average number of shares:
Basic	27,368	23,372	26,243	22,942
Diluted	28,089	24,643	27,057	24,255

Reconciliation:

Net income	$8,863	$6,187	$44,367	$17,955

Adjustments to net income:
(Benefit from) provision for income taxes	(4,613)	468	(26,632)	1,248
Acquisition costs	398	—	3,370	—
Severance and lease termination costs	125	—	1,059	—
Legal and claims settlements	—	—	762	—
Affiliate conversion costs	3,031	—	3,031	—
Write-off of debt issuance costs	—	1,395	—	3,181
Restructuring credit	—	—	—	(521)

Adjusted income before income taxes	7,804	8,050	25,957	21,863
Provision for income taxes at 39%	3,044	3,140	10,123	8,527

Adjusted net income	$4,760	$4,910	$15,834	$13,336

Adjusted net income per common share:
Basic	$0.17	$0.21	$0.60	$0.58

Diluted	$0.17	$0.20	$0.59	$0.55

Weighted average number of shares:
Basic	27,368	23,372	26,243	22,942
Diluted	28,089	24,643	27,057	24,255

EBITDA and Adjusted EBITDA:	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011

Net income	$8,863	$6,187	$44,367	$17,955

Adjustments to net income:
(Benefit from) provision for income taxes	(4,613)	468	(26,632)	1,248
Depreciation and amortization	6,039	3,600	14,452	10,470
Interest expense, net	7,479	6,979	21,440	21,784

EBITDA	17,768	17,234	53,627	51,457

Acquisition costs	398	—	3,370	—
Severance and lease termination costs	125	—	1,003	—
Legal and claims settlements	—	—	762	—
Affiliate conversion costs	3,031	—	3,031	—
Write-off of debt issuance costs	—	1,395	—	3,181
Restructuring credit	—	—	—	(521)
Non-cash stock-based compensation	856	747	2,374	2,205

Adjusted EBITDA	$22,178	$19,376	$64,167	$56,322